Exhibit 99.1

                            [Multifoods Logo]
                              News Release






FOR IMMEDIATE RELEASE     Contact:     Jill Schmidt (media)
                                       (612) 340-3755

                                       Tony Brausen (investors)
                                       (612) 340-3621


MULTIFOODS  REALIGNS  NORTH  AMERICA  FOODS  SEGMENT

Announces Intent to Sell Canada Frozen Bakery Unit

     MINNEAPOLIS, June 5 - International Multifoods Corp. (NYSE: IMC) today said that it is realigning its North America Foods segment and intends to sell its Canada Frozen bakery unit. These actions are related to the company's strategic review of operations undertaken by Multifoods' new management team to better position the company to deliver sustainable improvements in financial performance and greater value to shareholders.

     "The decision to sell the Canada Frozen bakery unit reflects our commitment to improving performance and enhancing shareholder value," said Gary E. Costley, International Multifoods chairman, president and chief executive officer. "It will allow us to concentrate on areas where we have significant scale and strength, and will provide us with an opportunity to improve EVA(R).

     "The reorganization of our North America Foods segment will more closely align our businesses with the markets we serve and make it easier for customers to do business with us," Costley said.

     Costley indicated that the company expects these actions to have minimal impact on full-year fiscal 1998 results. He also said that proceeds from the sale of the Canada Frozen bakery unit will be applied to reduce the company's debt.

  more


MULTIFOODS REALIGNS NORTH AMERICA FOODS. . . /2

     Under the new structure, North America Foods will consist of two units:

- Robin Hood Multifoods Inc., which will combine the company's Canada Consumer Foods unit with its Canadian bakery mix business to form a single unit representing all Multifoods operations in Canada. This consolidated unit creates operating efficiencies and better leverages Multifoods' scale and brand recognition in Canada in order to capitalize on opportunities for profitable growth.

- U.S. Foods, which will include the company's U.S. bakery mix and U.S. frozen bakery businesses.

     Robert S. Wright will continue in his position of vice president, International Multifoods, and president, North America Foods, and will assume the additional responsibility of directly managing the operations of U.S. Foods. Don Twiner, currently president of Canada Consumer Foods, was promoted to the position of president, Robin Hood Multifoods Inc. Twiner will report to Wright. As part of the reorganization, the company has eliminated the position of president, North America Bakery, which was held by Robert Wallace.

     International Multifoods' Canada Frozen bakery unit produces high-quality frozen desserts, such as cakes and pies, as well as a line of frozen doughs. The products are sold under the Gourmet Baker(R) brand primarily to foodservice customers, such as restaurants and in-store bakeries. The unit employs approximately 350 people at plants in Winnipeg, Manitoba; Burnaby, British Columbia; and Simcoe, Ontario. Fiscal 1997 net sales for the Canada Frozen bakery business were about $37 million.

     The company will pursue a sale on an expeditious basis and has retained CIBC (Canadian Imperial Bank of Commerce), based in Toronto, to help with the transaction.

     Minneapolis-based Multifoods operates food manufacturing and foodservice distribution businesses in the United States, Canada and Venezuela, and had fiscal 1997 net sales of $2.6 billion.

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1997